Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2023, except for the effects of the restatement discussed in Note 3 to the consolidated financial statements, for which the date is April 16, 2024, with respect to our audit of the consolidated financial statements (as restated) of SeaStar Medical Holding Corporation appearing in the Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP
Denver, Colorado

August 2, 2024